Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CRAVE ENTERTAINMENT GROUP, INC.,

CRAVE ENTERTAINMENT, INC. and SVG DISTRIBUTION, INC.

and

FILLPOINT LLC

Dated as of February 10, 2009

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit-Premises-	Real Property Lease
Exhibit 3.1(e)	Assumption Agreement
Exhibit 3.1(g) -	Certificate of Officer of Purchaser
Exhibit 3.2(d)(i)	Certificate of Officer of Sellers
Exhibit 3.2(d)(iv)	Trademark and Service Marks Agreement

Schedules	Referenced in:

License Schedule	Section 1.1
Assumed Contracts Schedule	Section 2.1(a)(xvi)
Excluded Assets Schedule	Section 2.1(b)(ix)
Assumed Indebtedness Schedule	Section 2.2(a)(i)(B)
Schedule 2.3(a)(iv)	Section 2.3(a)(iv)
Schedule 2.3(b)(iii)	Section 2.3(b)(iii)
Allocation Schedule	Section 2.4
Corporate Organization Schedule	Section 4.1
Restrictions Schedule	Section 4.3
Contracts Schedule	Section 4.6(a)
Litigation Schedule	Section 4.7
Compliance Schedule	Section 4.8
Taxes Schedule	Section 4.9(b)
Proprietary Rights Schedule	Section 4.10
Brokerage Schedule	Section 4.11
Employee Benefit Schedule	Section 4.15
Warranty Schedule	Section 4.20
Purchaser Disclosure Schedule	Section 5

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 10, 2009 by and among Crave Entertainment Group, Inc., Crave Entertainment, Inc. and SVG Distribution, Inc., each a California corporation (each a “Seller” and collectively the “Sellers”), and Fillpoint LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article 1 hereof.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Best Efforts” means such commercially reasonable efforts that a prudent person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

“Business” means the full-service distribution of video game software, hardware and related accessories, and specialty video game publishing business of Sellers as currently conducted.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Environmental Laws” means all foreign, federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, actions, principles of common law and requirements (including consent decrees, judicial decisions, administrative orders and self-implementing closure requirements) relating to the protection, preservation or conservation of the environment and to public or worker health and safety, all as amended, hereafter amended or reauthorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States as promulgated by all relevant accounting authorities as of the date of this Agreement.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Government Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from federal, state or local governments or governmental agencies or other similar rights, and all data and records pertaining thereto, including, without limitation, those listed on the attached “License Schedule”, but excluding any such permits or licenses which are specifically identified on the License Schedule as not transferable.

“Hazardous Substances” means (a) “hazardous substances,” as defined by CERCLA.; (b) “hazardous wastes,” as defined by RCRA; (c) petroleum or petroleum products, natural gas, synthetic gas and any mixtures thereof; (d) radioactive material, including, without limitation, any source, special nuclear, or by-product material, as defined in 42 U.S.C. §2011 et seq.; (e) asbestos in any form or condition; (f) polychlorinated biphenyls; (g) biomedical wastes, mold spores or myotoxins; and (h) any other material, substance or waste regarding which liabilities or standards of conduct may be imposed under any Environmental Law.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Knowledge” of Sellers or any similar phrase means, with respect to any fact or matter, the actual Knowledge of any officer or director of any Seller or such knowledge as would be reasonably known after reasonable inquiry.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Leased Real Property” means all of Sellers’ right, title and interest under all leases, subleases, licenses, concessions and other agreements (written or oral) (the “Leases”), pursuant to which any Seller holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Leasehold Improvements” means all buildings, improvements and fixtures located on any Leased Real Property which are owned by any Seller, regardless of whether such buildings, improvements or fixtures are subject to reversion of the landlord or other third parties upon the expiration or termination of the Lease for such Leased Real Property. Leasehold Improvements shall include all leasehold improvements located on the Premises.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

“Operating Subsidiaries” means Crave Entertainment, Inc., (“Crave”) and SVG Distribution, Inc., (“SVG”)

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permitted Liens” means (a) Liens for current real or personal property taxes not yet due and payable and with respect to which Sellers maintain adequate reserves, (b) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the businesses of Sellers or the present or proposed use of the affected property and (c) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Premises” means that certain parcel of real property which is the subject of the real property lease attached hereto as Exhibit-Premises.

“Proprietary Rights” means all of the following owned by, issued to, or licensed to any Seller, or used in the Business, along with all associated income, royalties, damages and payments due from or payable by any third party (including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof), all other associated rights (including, without limitation, the right to sue and recover for past, present or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, internet domain names or uniform resource locators, logos, slogans, trade names and corporate names and all registrations and applications for registration thereof, together with all goodwill associated therewith; (iii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iv) mask works and all registrations and applications for registration thereof; (v) computer software (including, without limitation, data, data bases, database rights and documentation); (vi) trade secrets, confidential information and proprietary data and information (including, without limitation, compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, manufacturing and production processes and techniques, financial and accounting data, business and marketing plans, and customer and supplier lists and related information).

“Stockholder” means Handleman Company, a Michigan corporation.

“Subsidiary” or “Subsidiaries” means any Person of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, or local net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“$” means United States dollars.

Certain other terms are defined throughout this Agreement and shall have the meanings set forth by such definitions.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets.

(a) On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Purchaser shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens by appropriate warranty bills of sale, warranty deeds, assignments and other instruments satisfactory to Purchaser and its counsel, all of the following assets of Sellers (collectively, the “Purchased Assets”):

(i) all accounts receivable, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and accounts receivable from employees and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note and whether current or non-current (all of the foregoing are collectively referred to herein as “Accounts Receivable”);

(ii) all prepayments and prepaid expenses that are transferable and related to exclusive distribution or publishing contracts or to inventory;

(iii) all inventory, including raw materials, finished goods, and contract rights with regard to inventory in development or in process, including finished goods returned by customers of Sellers post-Closing (“Inventory”);

(iv) all furniture, equipment, office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind wherever located (including all such property located in any building, office, warehouse or other space leased, owned or occupied by any Seller and related to the Business or in any warehouse where any of the properties and assets related to the Business may be located);

(v) the data processing equipment and, to the extent assignable, related software of the Business;

(vi) all lists, records and other information pertaining to customer accounts (whether past or current), suppliers, personnel and agents and all reports, studies, plans, books, ledgers, files and financial, business and accounting records of every kind (including all financial, business and marketing plans), in each case whether evidenced in writing, electronic data, computer software or otherwise (provided that Sellers shall be entitled to keep a copy of any such items);

(vii) all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of every kind and nature, other than those relating exclusively to Excluded Assets or Excluded Liabilities;

(viii) the right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing;

(ix) all Proprietary Rights;

(x) all goodwill as a going concern and all other intangible property, including trademarks, copyrights and corporate names of Sellers, and all goodwill associated with any of them;

(xi) all Government Licenses (but excluding any such permits or licenses which are specifically identified on the License Schedule as not transferable);

(xii) all insurance, warranty and condemnation proceeds received after the date hereof with respect to damage to, nonconformance of or loss to the Purchased Assets;

(xiii) all rights to receive mail and other communications addressed to Sellers including, without limitation, Accounts Receivable payments;

(xiv) all telephone numbers (e.g. “800” numbers) used by Sellers;

(xv) all signs and advertising, marketing and promotional materials;

(xvi) all web sites and e-mail accounts;

(xvii) all Contracts listed on the attached “Assumed Contracts Schedule”; and

(xviii) all choses in action, rights and benefits under any warranties, and rights and benefits under any indemnity provision other than those arising under this Agreement.

The purchase and sale of the Purchased Assets is referred to in this Agreement as the “Acquisition.”

(b) Notwithstanding the foregoing, the following properties, assets, rights and interests of Sellers are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the Purchased Assets:

(i) Sellers’ rights under or pursuant to this Agreement;

(ii) Sellers’ general ledger, accounting records, minute books and corporate seal; provided that Purchaser shall be given copies of the general ledger and accounting records as such documents exist as of the Closing Date;

(iii) any right to receive mail and other communications addressed to Sellers relating exclusively to the Excluded Assets or the Excluded Liabilities;

(iv) all contracts, agreements and arrangements which are not listed in the Assumed Contracts Schedule;

(v) cash, cash equivalents and checks in Sellers’ bank accounts at the effective time of the Closing, all of which shall be distributed to Sellers in the ordinary course from the bank accounts;

(vi) except as provided by Section 2.1(a)(xi), rights and benefits under all insurance policies;

(vii) all interests in real estate (including, without limitation, fixtures, fittings and improvements thereon, and easements, licenses, rights of way,

permits, and the other appurtenants thereto, including appurtenant rights in and to public streets, whether or not vacated), whether, owned, leased, subleased or otherwise;

(viii) the rights to that part of the Business which is the subject of the MLA (as hereinafter defined); and

(ix) the properties, assets, rights and interests listed on the attached “Excluded Assets Schedule.”

2.2 Limited Assumption of Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement, in addition to the Purchase Price payable hereunder and as additional consideration for the Purchased Assets, as of the Closing, Purchaser shall assume and agree to pay, defend, discharge and perform as and when due only the following specific liabilities and obligations of Sellers that relate exclusively to the Business (the “Assumed Liabilities”):

(i) all obligations relating to any performance obligation due after the Closing or to any fact or circumstance arising after the Closing Date under the Contracts on the Assumed Contracts Schedule, it being understood that any and all performance obligations due before the Closing Date with respect to the Contracts on the Assumed Contracts Schedule shall remain the obligation of Sellers;

(ii) such other liabilities as are specifically identified on the “Assumed Indebtedness Schedule.”

(b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or in any way become liable for any of Sellers’ debts, liabilities or obligations of any nature whatsoever other than the Assumed Liabilities, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether or not related to the Business or the Purchased Assets, and regardless of when or by whom asserted and whether or not set forth on the Schedules hereto (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Purchaser shall have no obligation to accept the return of any inventory sold by any Seller prior to the Closing Date but, if it does so, such inventory shall be credited and paid as provided by Section 2.3.

2.3 Purchase Price.

(a) In addition to the assumption of the Assumed Liabilities set forth in Section 2.2(a) above, the purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to the sum of:

(i) 95% of the Accounts Receivable aged 90 days or less from the date of the invoice on the Closing Date (excluding such Accounts Receivable due from Kmart or Sears (“Kmart/Sears Current Accounts Receivable”)) (“Current Accounts Receivable”) collected by Purchaser after the Closing;

(ii) Except as set forth in Section 2.3(b)(iii), 50% of the difference between (x) Accounts Receivable aged over 90 days from the date of the invoice on the Closing Date (“Non-Current Accounts Receivable”) collected by Purchaser after the Closing and (y) reasonable fees, commissions and other collection costs paid to third-parties, if Sellers consent to the retention of the third party, which consent Sellers shall not unreasonably withhold;

(iii) 95% of the Kmart/Sears Current Accounts Receivable if and as collected by Purchaser after closing;

(iv) 95% of the Non-Current Accounts Receivable listed on the attached Schedule 2.3(a)(iv) (“Special Non-Current Accounts Receivable”), if collected by Purchaser within 14 days after the date the customer has committed for payment, as set forth on such Schedule; provided that, if the customer does not pay within such time frame but makes a firm commitment for payment by a new date certain, the parties shall attempt to agree in good faith (considering, among other factors, the reasons why the original commitment was not met and the anticipated costs of collection) as to whether to keep such receivable as a Special Non-Current Account Receivable, with the prior agreement that the account shall cease to be a Special Non-Current Account Receivable and will be re-classified as a Non-Current Account Receivable if it is not paid within 3 days after the new commitment date;

(v) (X) 75% of the net appraised value of the Inventory at Closing (the “Inventory Value”) plus (Y) 75% of the net appraised value of re-salable Inventory returned to Purchaser after the Closing, less a 5% restocking fee. On the close of business on the third business day prior to Closing, Sellers shall, at Sellers’ expense, conduct a physical count of the Inventory. Purchaser and/or its representatives shall have the right to be present and observe the taking of such count. The value of the Inventory shall be based on such physical count (adjusted for transactions between the date of the count and the Closing Date) and the appraisal by Tiger Valuation Services dated February 9, 2009 provided that, if an item of returned Inventory was not on the appraisal because Sellers did not have any at the time of the appraisal, then such item shall be valued at 42.675% of Sellers’ cost of such item; and

(vi) $100,000.

(b) The Purchase Price shall be paid by Purchaser to Sellers as follows:

(i) At the Closing, by wire transfer of immediately available funds, the sum of (X) $100,000, (Y) 50% of the Inventory Value, and (Z) 75% of the Current Accounts Receivable, net of reserves and allowances, as set forth in an Account Receivable Statement prepared by Sellers as of the Closing, which shall be prepared in accordance with GAAP and reasonably acceptable to Purchaser; plus the amount of pre-paid salary acquired by Purchaser, less a credit for the amount of the accrued vacation assumed by Purchaser;

(ii) 12.50% of the Inventory Value at each of April 10, June 10, August 10, and October 10, 2009;

(iii) Bi-weekly on the 10th and 24th day of each month commencing March 10, 2009, during the remainder of 2009, and quarterly, on the 10th day of each calendar quarter thereafter commencing with January 10, 2010 and through April 10, 2011, Sellers’ share of the amount by which the aggregate net amount collected by Purchaser from the Closing Date through the end of the immediately preceding calendar month with respect to Accounts Receivable (whether such Accounts Receivable are Current Accounts Receivable, Non-Current Accounts Receivable, Special Non-Current Accounts Receivable or Kmart/Sears Current Accounts Receivable) exceeds the sum of (X) the amount paid by Purchaser to Sellers pursuant to Section 2.3(b)(i)(Z) and (Y) Purchaser’s share of the aggregate net amount of the Accounts Receivable collected (examples of the application of this Section 2.3(b)(iii) are set forth on the attached “Schedule 2.3(b)(iii)”);

(iv) Bi-weekly, the payment due under Section 2.3(a)(v)(Y);

(v) By a credit equal to the full amount of the selling price of any returned Inventory accepted by Purchaser, in its discretion, if such Inventory was sold by any Seller prior to the Closing Date and the amount of the return exceeds the reserve establish as of the Closing; provided that, if Purchaser has sold the identical item after the Closing to the customer making the return, returns shall first be applied against Purchaser’s sales and only to the extent of the excess against Sellers. Such credit shall be applied by Purchaser to the next payment(s) due pursuant to this Section 2.3(b); and

(vi) Any payment not made when due shall bear interest at a variable the rate of interest equal to two percent (2%) in excess of the prime rate of interest as set forth in the Wall Street Journal from time to time, from the due date to the payment date.

(c) At the end of four months after the Closing, if the net amount collected with respect to Accounts Receivable has not totaled 105.263% of the amount paid to Sellers at the Closing for Current Accounts Receivable pursuant to Section 2.3(b)(i)(Z)

less a $250,000 de minimus basket (such deficit, as it may be reduced by future collections of Current Accounts Receivable, the “Shortfall”), Purchaser may withhold payments due thereafter (but not payments already due) from Purchaser to Sellers relating to all Accounts Receivable, Inventory and Net Publishing and Distribution Profit pursuant to Section 2.3(b)(ii), (iii) and (iv) and may, to the extent of the then Shortfall, set off against the Shortfall the withheld payments. Whenever the Shortfall has been eliminated (whether by collections or by setoff), Purchaser shall resume making payments pursuant to Section 2.3(b)(ii), (iii) and (iv), and the amount of the setoff shall be included as a collection of Accounts Receivable in determining the amount payable to Sellers pursuant to Section 2.3(b)(iii). If the Shortfall is not recouped by Purchaser within two (2) years of the Closing Date then fifty percent (50%) of the Shortfall shall be repaid by Sellers to Purchaser upon demand together with interest from the Closing Date to the payment date at the rate set forth in Section 2.3(b)(vi).

(d) For two years following the Closing, Purchaser agrees to use its Best Efforts to collect the Accounts Receivable; provided that, (i) Purchaser is not obligated to (X) engage any third party collection agency or engage any attorneys or other third parties to collect the Accounts Receivable except for the account of Sellers and Purchaser pro rata in proportion to the Purchase Price of an Account Receivable and with Sellers’ express consent, (Y) do business with any particular customer or (Z) have or attempt to have a given sales volume with any customer and (ii) at any time, Purchaser and Sellers may agree upon an amount to be paid by Purchaser to Sellers in full satisfaction of Sellers’ rights with respect to the Accounts Receivable. On the 90th and 180th days after the Closing Date Sellers and Purchaser shall meet to review the status of Purchaser’s collection of the Accounts Receivable and, as a result of those meetings or otherwise may agree to transfer any Accounts Receivable to Sellers with an appropriate adjustment in the Purchase Price. At the end of two years following the Closing, if there has not been an agreement pursuant to the previous sentence, all remaining Accounts Receivable shall be transferred to Sellers. In addition, at Sellers’ expense, there shall be a monitor at Purchaser’s place of business for six months following the Closing who shall advise Sellers whether Purchaser is adhering to its sales and collections process in order to meet its obligations to Sellers and whose approval is necessary before Purchaser may authorize the return of any inventory for the account of Sellers, which approval will not be unreasonably withheld or delayed.

2.4 Allocation. The parties agree to allocate the aggregate of the Purchase Price as adjusted herein (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in the manner required by Section 1060 of the Internal Revenue Code as shown on the attached “Allocation Schedule”. Purchaser and Sellers agree that the form of the transactions and the consideration provided for in this Agreement were arrived at on the basis of arm’s length negotiation between Purchaser, on the one hand, and Sellers, on the other hand, and shall be respected by each of them for federal, state, local and other tax reporting purposes, including filings on Internal Revenue Service Form 8594, and that none of them will assert or maintain a position inconsistent with the foregoing.

2.5 Closing and Closing Date. The closing of the Acquisition (the “Closing”) shall take place at Sellers’ offices at 10:00 a.m. simultaneously with the execution of this Agreement. The date upon which the Closing occurs is herein referred to as the “Closing Date.” The Closing shall be effective as of 11:59 p.m., Pacific Standard Time, on the Closing Date.

2.6 Transactions to be Effected at the Closing.

(a) At the Closing Purchaser shall deliver to Sellers the payment due to Sellers at the Closing pursuant to Section 2.3(b)(i) in immediately available funds by wire transfer to an account of Sellers designated in writing by Sellers to Purchaser.

(b) At the Closing, each Party shall deliver to the other Party all documents, instruments or certificates required to be delivered by it at or prior to the Closing pursuant to this Agreement.

ARTICLE 3

CONDITIONS TO CLOSING

3.1 Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) The representations and warranties set forth in Article 5 to the extent qualified by materiality shall be true and correct in all respects, and all representations and warranties set forth in Article 5 not so qualified shall be true and correct in all material respects, at and as of the Closing as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

(b) Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing.

(c) All necessary filings with regulatory authorities shall have been made and all waiting periods shall have expired or shall have been terminated, including all notices and publications.

(d) No action or proceeding before any court or government body shall be pending or threatened which, in the reasonable judgment of Sellers, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement by reason of the probability that the action or proceeding will result in a judgment, decree or order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

(e) Purchaser shall have delivered the portion of the Purchase Price payable at Closing and shall have assumed the Assumed Liabilities by delivery of an Assumption Agreement, in the form attached hereto as Exhibit 3.1(e) (the “Assumption Agreement”).

(f) Purchaser shall have subleased from Sellers the property located at 5000 Birch Street, Suite 6500, Newport Beach, CA 92660, for three months with an option to extend for up to an additional three months, if notice is given within two months after the Closing, the terms of which shall be Purchaser’s agreement to pay all of Sellers’ verified expenses with respect to such property. At the end of such sublease, Purchaser shall vacate the subleased premises and shall leave them in broom-clean condition. In addition, Purchaser shall cease using the Canadian facility of Anderson Merchandisers-Canada, Inc. by March 2, 2009, unless Purchaser and Anderson Merchandisers-Canada otherwise agree.

(g) On or prior to the Closing Date, Purchaser shall have delivered to Sellers each of the following:

(i) a certificate from an officer of Purchaser in the form set forth as Exhibit 3.1(g) attached hereto, dated the Closing Date, stating that the applicable preconditions have been satisfied;

(ii) certified copies of the resolutions duly adopted by Purchaser’s Manager and members authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii) such other documents or instruments as Sellers reasonably request to effect the transactions contemplated hereby.

(h) Any condition specified in this Section 3.1 may be waived by Sellers; provided that no such waiver will be effective against Sellers unless it is set forth in a writing executed by Sellers.

3.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) The representations and warranties set forth in Article 4 to the extent qualified by materiality shall be true and correct in all respects, and all representations and warranties set forth in Article 4 not so qualified shall be true and correct in all material respects, at and as of the Closing as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

(b) Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing.

(c) No action or proceeding before any court or government body shall be pending or threatened which, in the reasonable judgment of Purchaser, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement by reason of the probability that the action or proceeding will result in a judgment decree or order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

(d) On or prior to the Closing Date, Sellers shall have delivered to Purchaser each of the following:

(i) a certificate from an officer of Sellers in the form set forth as Exhibit 3.2(d)(i) attached hereto, dated the Closing Date, stating that the applicable preconditions have been satisfied;

(ii) certified copies of the resolutions duly adopted by Sellers’ boards of directors and stockholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii) copies of all necessary governmental and third party consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement and the other agreements contemplated hereby;

(iv) such instruments of sale, transfer, assignment, conveyance and delivery, in form and substance reasonably satisfactory to counsel for Purchaser, as are required in order to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens, including, without limitation a Trademark and Service Marks Agreement in the form set forth as Exhibit 3.2(d)(iv), collectively, the “Transfer Documents”);

(v) such other documents or instruments as Purchaser reasonably requests to effect the transactions contemplated hereby.

(e) Sellers shall pay the balance due the lessor pursuant to the Balboa Lease.

(f) All proceedings to be taken by Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Purchaser will be reasonably satisfactory in form and substance to Purchaser and its counsel.

(g) Any condition specified in this Section 3.2 may be waived by Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.

3.3 Conditions to Obligations of Purchaser and Sellers. The obligations of Purchaser and Sellers to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Sellers and Purchaser shall have entered into a mutually acceptable Transition Services Agreement (“TSA”) and a mutually acceptable Management and License Agreement (“MLA”).

(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition shall be in effect. No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Purchaser to enter into this Agreement, Sellers and Stockholder, jointly and severally, hereby represent and warrant to Purchaser that unless otherwise specified, as of the Closing Date:

4.1 Organization and Power; Subsidiaries and Investments. Each Seller is a California corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Seller is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on the attached “Corporate Organization Schedule,” which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of business requires such Seller to be so qualified. Each Seller has all requisite power and authority and all licenses, permits and authorizations necessary to own and operate its assets and to carry on its business as now conducted and as presently proposed to be conducted. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Except as set forth on the Corporate Organization Schedule, Seller does not own or control (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person. The articles of incorporation of each Seller that have previously been furnished to Purchaser reflects all amendments thereto and are correct and complete.

4.2 Authorization. The execution, delivery and performance by Sellers of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Sellers and no other act or proceeding on the part of Sellers, their respective board of directors or the stockholders is necessary to authorize the execution, delivery or performance by Sellers of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. No further approval of the shareholders of the Stockholder is necessary to authorize the execution, delivery or performance by Sellers of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Sellers and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Sellers will each constitute, a valid and binding obligation of Sellers, enforceable against each Seller in accordance with its terms.

4.3 No Breach. Except as set forth on the attached “Restrictions Schedule”, the execution, delivery and performance by Sellers of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Sellers’ articles of incorporation or bylaws or any contract, agreement, arrangement, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, franchise, permit, obligation or instrument to which any Seller is a party or by which it is bound or which affect any of the Purchased Assets; (b) result in the creation or imposition of any Lien upon any Purchased Assets; (c) require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other Person or entity under, the provisions of any law, statute, rule, regulation, judgment, order or decree or any contract, agreement, arrangement, lease, sublease, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which any Seller is subject, or by which any Seller is bound or affected or to which any Seller or any of the Purchased Assets are bound or affected; or (d) violate or require any consent or notice under any law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which any Seller or any of the Purchased Assets are subject, or by which any Seller or any of the Purchased Assets is bound or affected. Except as set forth on the Restrictions Schedule, no permit, consent, approval or authorization of, declaration to or filing with, or notice to, any governmental authority or any third party is required in connection with the execution, delivery or performance by Sellers of this Agreement or the other agreements contemplated hereby, or the consummation by Sellers of any the transactions contemplated hereby or thereby.

4.4 Account Receivable Statement. The Account Receivable Statement delivered to Purchaser at Closing has been prepared according to GAAP.

4.5 Assumed Contracts. No party (including any Seller) has accelerated, terminated, modified or canceled any contract, lease, sublease, license, sublicense or other agreement set forth on the attached Assumed Contracts Schedule.

4.6 Contracts and Commitments.

(a) No Seller is a party to, bound by or subject to any contract, agreement or arrangement, whether written or oral, except for:

(i) this Agreement and the other agreements contemplated hereby;

(ii) those contracts, agreements and arrangements described on the attached “Contracts Schedule” which require payments in excess of $25,000 annually or are otherwise material to the Business; and

(iii) contracts, agreement and arrangements which do not require payments in excess of $25,000 annually or are otherwise not material to the Business.

(b) Except as disclosed on the attached Contracts Schedule: (i) no contract, agreement or arrangement listed in the Contracts Schedule has been breached in any material respect or canceled by the other party that has not been duly cured or reinstated; (ii) each Seller has performed all of its obligations required to be performed by it under such contracts, agreements and arrangements and such Seller is not in receipt of any written claim of default under any such contract, agreement or arrangement; and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any such contract, agreement or arrangement. Each contract, agreement and arrangement required to be listed on the Contracts Schedule is valid, binding and enforceable. All contracts which are Assumed Contracts are disclosed in the attached Contracts Schedule.

(c) The Contracts Schedule sets forth each contract, commitment or obligation of any Seller which is secured by a letter of credit or guarantee (including guarantees by any Seller) and the nature and amount of such security.

(d) Purchaser has been supplied with a true and correct copy of all written contracts, or, where such contracts are oral, true and complete written summaries of their terms, required to be disclosed on the attached Contracts Schedule, together with all amendments, waivers or other changes thereto. There are no modifications of or additions to any such contract (whether written or oral) which are not fully described in the attached Contracts Schedule.

4.7 Litigation; Proceedings. Except as set forth in the attached “Litigation Schedule,” there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims pending or, to Sellers’ Knowledge, threatened against or affecting any Seller or any of its assets (or, to Sellers’ Knowledge, pending or threatened against or affecting any of the officers, directors, employees or stockholders of any

Seller, in their capacity as such), or to which any Seller or any of its assets may be bound or affected, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis for any of the foregoing; no Seller is subject to any judgment, order or decree of any court or governmental agency; and since January 1, 2009, no Seller has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business and no Seller has engaged in any legal action to recover monies due it or for damages sustained by it.

4.8 Compliance with Laws. Except as set forth in the attached “Compliance Schedule,” to Sellers’ Knowledge, each Seller has complied and is in compliance with, and no Seller has violated any applicable law, ordinance, code, rule, regulation or requirement of any federal, state, local or foreign government or agency thereof. No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by any Seller or filed, commenced or threatened against any Seller alleging a violation of or liability or potential responsibility under any such law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability. Each Seller has complied and is in compliance with all orders, decrees or judgments promulgated or issued by any state, federal, local or foreign regulatory agency.

4.9 Tax Matters.

(a) Except as set forth in the attached “Taxes Schedule,” each Seller has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by any Seller have been paid. Each Seller has delivered to Purchaser correct and complete copies of all federal income Tax Returns filed with respect to such Seller, and all examination reports, and statements of deficiencies assessed against or agreed to by any Seller with respect to such taxable periods.

(b) Except as set forth in the attached Taxes Schedule:

(i) with respect to each taxable period of each Seller, either such taxable period has been audited by the relevant Taxing Authority or the time for assessing or collecting income Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant Taxing Authority;

(ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Taxing Authority against any Seller;

(iii) no Seller has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority;

(iv) no Seller has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(v) there is no action, suit, Taxing Authority proceeding or audit now in progress, pending or, to Sellers’ Knowledge, threatened against or with respect to any Seller with respect to any Tax;

(vi) no Seller is a party to or bound by any Tax allocation or Tax sharing agreement, and no Seller has any current or potential contractual obligation to indemnify any other Person with respect to Taxes;

(vii) no Seller reasonably expects any Taxing Authority to claim or assess any additional Taxes for any period;

(ix) no claim has ever been made by a Taxing Authority in a jurisdiction where a Seller does not pay Tax or file Tax Returns that such Seller is or may be subject to Taxes assessed by such jurisdiction; and

(x) each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(c) The Taxes Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any Seller is required to file Tax Returns relating to the Business.

4.10 Proprietary Rights. The attached “Proprietary Rights Schedule” sets forth a correct and complete list of all material Proprietary Rights owned or licensed by any Seller or for which any Seller has a valid right to use. Except as set forth on said Schedule, (i) the applicable Seller owns, or has the right to use pursuant to valid and effective agreements, all such Proprietary Rights; (ii) the consummation of the transactions contemplated hereby will not alter or impair any such rights; (iii) the applicable Seller has the right to use all material Proprietary Rights owned by third parties which are used in the Business; (iv) no claims are pending or, to the Knowledge of Sellers, threatened against any Seller by any Person with respect to the use of any material Proprietary Rights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, nor is there any Basis therefor; (v) the current use by any Seller of the material Proprietary Rights does not infringe on the rights of any Person nor is there any basis therefore; (vi) no person is infringing upon or otherwise violating the Proprietary Rights; (vii) there are no pending claims or charges brought by any Seller against any Person with respect to the use of any Proprietary Rights or the enforcement of any of such Seller’s rights relating to the Proprietary Rights; and (viii) the Sellers own or possess adequate rights in perpetuity to use all Proprietary Rights necessary to conduct the Business as it is now conducted.

4.11 Brokerage. Except as set forth on the attached “Brokerage Schedule,” there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Sellers or any stockholder of Sellers.

4.12 Names and Locations. During the three-year period prior to the execution and delivery of this Agreement no Seller has used any name or names (other than the use of any trade names set forth on the Proprietary Rights Schedule) under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business other than the exact name under which it has executed this Agreement, and all of the tangible Purchased Assets are located at the Leased Real Property.

4.13 Government Licenses. Each Seller has all authorizations, approvals, Government Licenses and orders of and from all Government Entities necessary to carry on its portion of the Business as it is now being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party. Complete and accurate copies of all Government Licenses are attached to the Government Licenses Schedule.

4.14 Environmental Matters. Since January 1, 2006, the ownership, leasing, use, occupancy and operation of any assets or premises by any Seller, including the Leased Real Property and all other assets or premises currently or formerly owned, leased, used, occupied or operated by any Seller (the “Company and Subsidiary Properties”) and the conduct of the Business are and at all times have been in compliance in all material respects with all applicable Environmental Laws. There is no material liability pursuant to any Environmental Laws attaching to any Seller or to the Company and Subsidiary Properties or the ownership, leasing, use, occupancy and operation thereof by any Seller or otherwise in connection with the conduct of the Business. No Hazardous Substances are present at, on, in, or under, or have been discharged on or released from any Company and Subsidiary Properties, or disposed of on-site or off-site in a manner, quantity or condition that could result in a liability under Environmental Laws. No Seller has received any communication alleging that such Seller is not or in the past six (6) years was not, in compliance with any applicable Environmental Laws.

4.15 Employment Agreements, ERISA, etc.. Except as set forth on the attached “Employee Benefit Schedule” with respect to the Business, (i) no Seller has any employment or other agreement with employees or agents of, or consultants to, the Business; (ii) no Seller maintains or contributes to any “employee benefit plan” (within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations promulgated thereunder (“ERISA”)), including, but not limited to, any bonus, percentage compensation, profit sharing, deferred compensation, retirement, pension or union plan, or any other agreement, policy, or practice providing pension or welfare benefits to current or former employees of the Business; (iii) Each of the employee benefit plans, agreements, policies and practices disclosed on said Schedule (the “Plans”) has been duly adopted and operated in accordance with its provisions and is in material compliance with all applicable requirements of ERISA and the Code; (iv) none of the Plans is a “multiemployer plan” (within the meaning of Sections 3 or 4001 of ERISA); (v) each of the Plans which is intended to be a qualified plan under Section 401(a) of the Code is so qualified and has received a favorable determination of the Internal Revenue Service to that effect; (vi) each Seller has timely made all contributions required to be made to each of the Plans by law or by the terms of the Plan, has timely complied with all reporting and disclosure requirements applicable to each of the Plans under ERISA and the Code, and has not breached any of the fiduciary responsibility provisions of Title I of ERISA nor engaged in any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code; (vii) such Schedule sets forth the unfunded current liability and unfunded accrued liability of each Plan that is subject to Section 302 of ERISA or Section 412 of the Internal Revenue Code (the “Code”) and no such Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recently ended fiscal year of such Plan. With respect to each Plan subject to the provisions of Title IV of ERISA: except as set forth on said Schedule, (i) no reportable event (within the meaning of Section 4043(b) of ERISA) has occurred; (ii) there exists no condition or fact which could result in the termination of any such Plan by the Pension Benefit Guaranty Corporation (the “PBGC”) or the appointment of a trustee to administer any such Plan; and (iii) except for premiums due in the ordinary course, no Seller has incurred and does not expect to incur any liability to the PBGC. To the Knowledge of Sellers, no event has occurred which would cause any Seller to incur any liability under ERISA or the Code to any person in respect of any employee benefit plan maintained, or to which contributions are or were made, by any trade or business that is under common control with Sellers. There are no material liabilities, contingent or otherwise, of any Seller under any of the Plans which are not insured by fully paid and non-assessable insurance policies. Other than usual claims for benefits arising under the Plans in the normal course, there are no, and the transactions contemplated by this Agreement will not give rise to, any claims, suits or proceedings which might cause any Seller to incur any liability to any employee or former employee of the Business, or beneficiary under any Plan, except for wages and benefits accrued through the Closing and possible severance payments.

4.16 Labor Relations. Each Seller is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no: (a) unlawful employment practice discrimination charge pending before the Equal Employment Opportunity Commission (the “EEOC”) or any EEOC recognized state referral agency or, to the Knowledge of Sellers, threatened, against or involving or affecting any Seller; (b) unfair labor practice charge or complaint against any Seller pending before the National Labor Relations Board (the “NLRB”) or to the Knowledge of Sellers threatened, against or involving or affecting any Seller; (c) labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Sellers, threatened against or involving or affecting any Seller and no NLRB representation question exists respecting any of its employees; (d) grievance or arbitration proceeding pending and no written claim therefor exists; and (e) collective bargaining agreement that is binding on any Seller. No organizational efforts involving any of Sellers’ employees have been made for the past four (4) years, and to the Knowledge of Sellers, no such organizational efforts are presently being made. No union or other collective bargaining unit has been certified or recognized by any Seller as representing any of such Seller’s employees during the past four (4) years. During the past four (4) years, no union or collective bargaining unit has sought such certification or recognition, and, to the Knowledge of Sellers, no union or collective bargaining unit is seeking or currently contemplating seeking any such certification or recognition. There has not been any labor strike, slow down, work stoppage, concerted refusal to work overtime or other similar labor action, and, to the Knowledge of Sellers, no such action has been threatened, against or affecting any Seller.

4.17 Title to Assets. Each Seller has good and marketable title to, and are the lawful owners of all of the Purchased Assets free and clear of all Liens except for the Permitted Liens. No unreleased instrument encumbering any of the Purchased Assets has been recorded, executed or delivered.

4.18 Condition of Properties. Except for the representations and warranties otherwise set forth in this Article 4, the tangible Purchased Assets are being sold “as-is, where-is.”

4.19 Inventory. All of the Inventory is (subject to reserves established by the Sellers pursuant to GAAP for slow-moving, obsolete, outmoded or scrap inventory) current, merchantable, usable and salable in the ordinary course of business, using sales practices consistent with each Seller’s past practices. With the exception of items of below standard quality which have been written down to their estimated net realizable value, the Inventory is free from defects in materials and workmanship. The Inventory is valued in accordance with GAAP at the lower of cost or net realizable value, with cost determined using the first in, first out accounting method. No Seller has any outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

4.20 Warranties. No Seller has made any oral or written warranties with respect to the quality or absence of defects of the products or services which it has sold or performed which are in force as of the date hereof, except for those warranties which are described in the attached “Warranty Schedule”. There are no claims pending or, to Sellers’ Knowledge, anticipated or threatened against any Seller with respect to the quality of or absence of defects in such products or services, nor is there any basis therefor.

4.21 Disclosure. Neither this Article 4, the Schedules and Exhibits hereto nor any writing delivered by Sellers to Purchaser in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omits a material fact by Sellers necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Purchaser which materially adversely affects or could reasonably be anticipated to materially adversely affect Sellers or their assets.

4.22 Closing Date. All of the representations and warranties of Sellers contained in this Article 4 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by Sellers to Purchaser are true and correct on date of this Agreement and shall be true and correct on the Closing Date, except to the extent that Sellers have advised Purchaser otherwise in writing prior to the Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that each statement contained in this Article 5 is true and correct in all material respects as of the date hereof, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Purchaser to Seller (the “Purchaser Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Purchaser Disclosure Schedule.

5.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authority and Enforceability. Purchaser has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Sellers, constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3 No Conflicts; Authorizations.

(a) The execution and delivery of this Agreement by Purchaser do not, and the consummation of the Acquisition by Purchaser will not, (i) violate the provisions of any of the Charter Documents of Purchaser, (ii) violate any Contract to which Purchaser is a party, (iii) to the Knowledge of Purchaser, violate any Law of any Governmental Entity applicable to Purchaser on the date hereof, or (iv) to the Knowledge of Purchaser, result in the creation of any Liens upon any of the assets owned or used by Purchaser, except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of Purchaser to perform its obligations under this Agreement or consummate the Acquisition.

(b) No Authorization or Order of, registration, declaration or filing with, or notices to any Governmental Entity is required by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for (i) such filings as may be required under the HSR Act, or (ii) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to impair materially the ability of Purchaser to perform its obligations under this Agreement or consummate the Acquisition.

5.4 Availability of Funds. Purchaser has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition.

5.5 Brokers or Finders. Except as set forth on the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser.

ARTICLE 6

COVENANTS OF SELLERS

6.1 Notification of Certain Matters. Sellers shall give prompt notice to purchaser of (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Acquisition, (ii) any notice or other communication from any Governmental Entity in connection with the Acquisition.

6.2 Restrictive Covenants.

(a) Each Seller covenants that, commencing on the Closing Date and ending on the 3 year anniversary of the Closing Date (the “Noncompetition Period”), such Seller shall not, throughout North America, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit such Seller’s or any such Affiliate’s name to be used in connection with, any business which is engaged, either directly or indirectly, in the Business (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout North America and that more narrow geographical limitations of any nature on this non-competition covenant are therefore not appropriate. Notwithstanding the foregoing, Sellers may conduct the business set forth in the MLA.

(b) Each Seller covenants that, during the Noncompetition Period, such Seller shall not, and it shall cause their Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Purchaser or potential clients or customers of Purchaser for purposes of diverting the Restricted Business from Purchaser.

(c) Each Seller covenants that, for a period of 36 months after the Closing Date, such Seller shall not, and it shall cause its Affiliates not to, solicit the employment of any person who was employed as an employee by Purchaser on the Closing Date.

(d) Each Seller acknowledges that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the Acquisition. Each Seller acknowledges that any violation of this Section 6.2 will result in irreparable injury to Purchaser and agrees that Purchaser shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.2, which rights shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.

(e) In the event that any covenant contained in this Section 6.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.2 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.3 Employees. Purchaser shall have no obligation to offer to hire any of Sellers’ employees. As set forth in the TSA, Sellers are willing to provide transitional services of its employees, at Purchaser’s expense, through April 30, 2009. If Purchaser desires to obtain transitional services from any of Sellers’ employees after that date, Purchaser shall hire such employees, and Sellers shall not be responsible for their severance claims.

Purchaser may offer employment to such of Sellers’ employees who are employed at the Business as it deems appropriate on such terms and conditions it deems appropriate. Sellers agree to encourage such employees to whom Purchaser offers employment to accept employment with Purchaser.

Purchaser shall, as promptly as possible following the Closing Date, notify Sellers of those employees to whom it will offer employment. Those employees who accept such offers are referred to as “Retained Employees”. Sellers may terminate all other employees. Nothing in this Agreement shall be interpreted to create a contractual right to continuing employment for any employee of any Seller.

Except as provided in the TSA, each Seller shall retain the responsibility for payment of all pay holdbacks, accrued vacation and sick pay, bonuses, medical, dental, health and disability claims incurred by any Retained Employees prior to the date of hire by Purchaser, and Purchaser shall not assume any liability with respect to such claims; provided, however, that the TSA may provide for Purchaser to take the prepaid employee advance asset (paying Sellers for such item) and the vacation pay accrual (being paid by Sellers for such item) for the Retained Employees.

Each Seller agrees that it shall retain, consistent with its normal employment practices, all liability and obligation, if any, (including, without limitation, the liability and obligation for all severance, wages, salary, vacation pay and unemployment, medical, dental, health and disability benefits) for those former employees of any Seller who retired or terminated employment prior to the Closing Date or otherwise do not become employees of Purchaser.

6.4 Assignment of Contracts. Notwithstanding the foregoing, no Assumed Contract shall be deemed to be assigned to Purchaser to the extent that such assignment is prohibited by Law or by a valid and enforceable prohibition to such an assignment contained in such Contract until the necessary waiver or consent (whether express or by acquiescence) to such assignment has been obtained or such provision has been rendered ineffective or unenforceable by Law, action of the parties or otherwise, whether before or after the Closing Date. In any event, however, Sellers shall at the request and under the direction of Purchaser, at Purchaser’s expense, in the name of Sellers or otherwise, attempt to obtain such waivers and consents as soon as possible and, in the meantime, take such action as shall in the reasonable opinion of Purchaser be necessary or proper (a) in order that the rights, benefits and obligations of Sellers under the Assumed Contracts are preserved for the benefit of Purchaser and (b) to facilitate the collection of monies due and payable and to become due and payable to Sellers in respect of such Assumed Contracts, and Sellers shall hold all such monies in trust for the benefit of and shall promptly pay such amounts to Purchaser, less all charges properly allocable thereto incurred by Sellers but which would have been incurred by Purchaser if consent to assignment of such Assumed Contracts had been obtained on or prior to the Closing Date. If and when any such consents or approvals shall be obtained, then the Sellers shall promptly assign their right and obligations thereunder to the Purchaser without the payment of any consideration therefor.

ARTICLE 7

COVENANTS OF PURCHASER AND SELLERS

7.1 Public Announcements. Neither Purchaser nor Sellers shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except:

(a) Purchaser or Sellers may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Acquisition;

(b) After the signing of this Agreement Purchaser may, subject to Sellers’ review and approval, issue a public statement regarding the execution of this Agreement and a general description of the contemplated transactions. Sellers shall not unreasonably withhold such approval.

7.2 Further Assurances. Subject to the terms of this Agreement, each of Purchaser and Sellers shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Acquisition.

7.3 Name Changes by Sellers. From and after the Closing, Sellers will cease using the names “Crave,” “Crave Entertainment,” “Star Video Games” or any abbreviations thereof and thereafter will not use any substantially similar or confusingly similar names or include them in any logo. In addition, promptly after the Closing, each Seller will change its corporate name to a name that does not contain the words “Crave”, “Star” or any substantially similar or confusingly similar name, and will file that name change in all state jurisdictions in which such Seller has presently registered the name for purposes of maintaining its corporate business and doing business as a foreign corporation.

ARTICLE 8

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1 Indemnification,

(a) Survival. Notwithstanding the right of Purchaser to fully investigate the affairs of Sellers, and notwithstanding any Knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation,

Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of Sellers set forth in this Agreement. All representations, warranties, covenants and agreements set forth in this Agreement or in any Schedule or Exhibit to this Agreement will survive the Closing Date, and the consummation of the transactions contemplated hereby and will not be affected by any examination made for or on behalf of any of the parties hereto or the Knowledge of any of their officers, directors, stockholders, employees, agents or stockholder or the acceptance of any certificate. Purchaser represents and warrants to Sellers and Stockholder that it and its shareholders, affiliates and agents do not have any Knowledge of a breach by Sellers or Stockholder of any of its representations and warranties.

(b) Sellers’ and Stockholder’s Indemnification.

(i) Sellers and Stockholder shall, jointly and severally, indemnify Purchaser and hold it harmless against any loss, liability, deficiency, diminution in value, damage or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Purchaser Loss”) which Purchaser may suffer, sustain or become subject to, as a result of or by virtue of (A) the breach by Sellers of any representation or warranty made by Sellers contained in this Agreement or any writing delivered in connection with this Agreement ; (B) any breach by Sellers of any covenant or agreement (other than the representations and warranties which are covered by the foregoing clause (A)) contained in this Agreement or any writing delivered in connection with this Agreement; (C) any claims of any brokers or finders claiming by, through or under any Seller; (D) any claims with respect to any Excluded Liability, or (E) any claim or liability (other than an Assumed Liability) arising from the operation of the Business or the ownership or use of the Purchased Assets prior to the Closing Date. Purchaser may offset any Purchaser Losses against the balance owed by Purchaser to Sellers pursuant to Section 2.3.

(ii) With respect to any claim or claims for breaches or alleged breaches of representations and warranties contained in Article 4 hereof, Sellers and Stockholder will not be liable with respect to any breach or alleged breach of such Article 4 representations and warranties unless written notice of a possible claim for indemnification with respect to such breach or alleged breach is given by the Purchaser to Sellers on or before the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, such representations and warranties shall continue to survive until such matter is resolved. For purposes of this Agreement, the term “Survival Date” shall mean the second anniversary of the Closing Date.

(iii) The indemnification provided for in Section 8.1(b)(i)(A) above is subject to each of the following limitations: Sellers and Stockholder shall not be liable to indemnify Purchaser pursuant to Section 8.1(b)(i)(A) unless and until Purchaser has suffered Losses by breaches in excess of $100,000 in the aggregate (the “Basket”) (at which point Sellers and Stockholder will be obligated to indemnify Purchaser for all Purchaser Losses in excess of the Basket); provided that Purchaser Losses below $10,000, individually, shall be considered de minimus and not covered by this indemnity provision; and provided further that Sellers’ and Stockholder’s aggregate liability for all Purchaser Losses indemnifiable under Section 8.1(b)(i)(A) shall not exceed the Purchase Price. Sellers and Stockholder shall be liable for any Purchaser Loss for which Purchaser is entitled to indemnification, regardless of whether Purchaser is entitled to receive reimbursement under any insurance policy.

(iv) It is expressly agreed that Sellers’ and Stockholder’s liability to indemnify Purchaser pursuant to Sections 8.1(b)(i)(B), (C), (D) and (E) are not subject to the limitations of Section 8.1(b)(ii) and (iii).

(c) Purchaser’s Indemnification.

(i) Purchaser agrees to indemnify Sellers and hold Sellers harmless against any loss, liability, deficiency, diminution in value, damage or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Seller Loss”) which Sellers may suffer, sustain or become subject to, as a result of or by virtue of (A) the breach by Purchaser of any representation or warranty or covenant made by Purchaser contained in this Agreement or any writing delivered in connection with this Agreement; or (B) the conduct of Purchaser’s operations of the Business or use of the Purchased Asset after the Closing Date, but not to the extent the matter giving rise to such Seller Loss constitutes an Excluded Liability, or constitutes, results from or arises out of any breach of Sellers’ representations or warranties or covenants contained in this Agreement or any writing delivered in connection with this Agreement or Sellers’ actions or operations prior to the Closing Date.

(ii) With respect to any claim or claims for breaches or alleged breaches of representations and warranties contained in Article 5 hereof, Purchaser will not be liable with respect to any breach or alleged breach of such Article 5 representations and warranties unless written notice of a possible claim for indemnification with respect to such breach or alleged breach is given by the claiming Seller Indemnity to Purchaser, on or before the first anniversary of the Closing Date, it being understood that so long as such written notice is given on or prior to such anniversary date, such representations and warranties shall continue to survive until such matter is resolved. Notwithstanding the foregoing, and subject to the following sentence, in the case of Seller Losses resulting from a breach set forth in Section 8(c)(i)(A), Purchaser shall not be liable for indemnification hereunder unless and until the aggregate amount of such Seller Losses exceed $100,000 (the “Purchaser Basket”) (at which point Purchaser shall be obligated to indemnify Sellers for all Seller Losses in excess of the Purchaser Basket); provided that Seller Losses below $10,000, individually, shall be considered de minimus and not covered by this indemnity provision

(d) Indemnification Procedures.

(i) Notice of Claim. Any party making a claim for indemnification (an “Indemnitee”) must give the party from whom indemnification is sought (an “Indemnitor”) written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the Indemnitee receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnitee by a third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnitor will not relieve the Indemnitor of its obligations, except to the extent that the Indemnitor is materially prejudiced as a result thereof.

(ii) Control of Defense; Conditions. With respect to the defense of any Proceeding against or involving an Indemnitee in which the claimant seeks only the recovery of a sum of money for which indemnification is provided, at its option the Indemnitor may appoint as lead counsel of such defense a legal counsel selected by the Indemnitor, reasonably acceptable to the Indemnitee; provided that before the Indemnitor assumes control of such defense it must first:

(A) enter into an agreement with the Indemnitee (in form and substance satisfactory to the Indemnitee) pursuant to which the Indemnitor agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnitee) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification; and

(B) furnish the Indemnitee with evidence that the Indemnitor, in the Indemnitee’s sole judgment, is and will be able to satisfy any such liability or obligation.

(iii) Control of Defense; Exceptions, etc. The Indemnitee will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense; provided that notwithstanding the foregoing, the Indemnitor shall bear the fees and expenses of such separate counsel incurred prior to the date upon which the Indemnitor effectively assumes control of such defense. The Indemnitor shall not be entitled to assume control of the defense of such claim, and shall pay the fees and expenses of legal counsel retained by the Indemnitee, if:

(A) the Indemnitee reasonably believes that a conflict of interest exists or could arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor in such Proceeding; or

(B) a court of competent jurisdiction rules that the Indemnitor has failed or is failing to prosecute or defend such claim.

(iv) Settlement of Claims. The Indemnitor must obtain the prior written consent of the Indemnitee (which will not be unreasonably withheld) prior to entering into any settlement of any claim or Proceeding or ceasing to defend any claim or Proceeding.

(e) Payments. Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnitor of written notice from the Indemnitee stating the amount of the claim, unless the claim is subject to defense as provided in Section 8.1, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined. Any payment required under this Section 8.1 which is not made when due shall bear interest at a variable rate equal to two percent (2%) in excess of the prime rate of interest as set forth in the Wall Street Journal from time to time.

8.2 Mutual Assistance. Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the parties hereto, at its own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of

Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

8.3 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, and consultants), whether or not the transactions contemplated hereby are consummated.

8.4 Specific Performance. Each of the parties hereto acknowledges and agrees that the other would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties hereto agrees that the other shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled pursuant hereto.

8.5 Further Transfers. Each party hereto shall execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each such party shall, on or prior to the Closing, use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

8.6 Communications. All mail and other communications received by Sellers at any time after the Closing Date related to the Purchased Assets or Assumed Liabilities shall be promptly turned over to Purchaser by the recipient; provided that the recipient may keep a copy of such communication. All mail and other communications relating exclusively to aspects of Sellers other than the Purchased Assets or Assumed Liabilities received by Purchaser at any time after the Closing shall be promptly turned over to Sellers by Purchaser.

8.7 Sales Taxes. Purchaser shall be responsible for the payment of all sales taxes assessed on the sale of tangible personal property to the extent such property is taxable, notwithstanding Purchaser’s resale certificate.

8.8 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser and Sellers. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.9 Notices. All notices, demands and other communications to be given or delivered to Purchaser or Sellers under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to Sellers:

Crave Entertainment Group, Inc.

c/o Handleman Company

Attention: Rozanne Kokko

500 Kirts

Troy, MI 48084

Copy to

Pepper Hamilton LLP

100 Renaissance Center

Suite 3600

Detroit, MI 48243

Attention: Dennis S. Kayes

If to Purchaser:

Fillpoint LLC

200 Fillpoint Drive

Mechanicville, New York 12118

Attention: Glenn Rockwood

Copy to:

McNamee, Lochner, Titus & Williams, P.C.

677 Broadway

P.O. Box 459

Albany, New York 12201-0459

Attention: Richard A. Langer

8.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto, except that (a) Purchaser may assign this Agreement and any of the provisions hereof without the written consent of the other parties hereto (i) to any of its Affiliates, (ii) in connection with a sale of the Business, and (iii) for collateral security purposes to any lenders providing financing to Purchaser; provided that Purchaser shall remain liable despite such assignment, and (b) Sellers may assign this Agreement to Handleman Company.

8.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.12 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

8.13 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.14 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns and other than the investors of Purchaser, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees or creditors of Sellers.

8.15 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

8.16 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, all of which taken together shall constitute one and the same instrument.

8.17 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

SELLERS:

CRAVE ENTERTAINMENT GROUP, INC.

By:	/s/ Rozanne Kokko
Name:	Rozanne Kokko
Its:	Secretary and Chief Financial Officer

CRAVE ENTERTAINMENT, INC.

By:	/s/ Rozanne Kokko
Name:	Rozanne Kokko
Its:	Secretary and Chief Financial Officer

SVG DISTRIBUTION, INC.

By:	/s/ Rozanne Kokko
Name:	Rozanne Kokko
Its:	Secretary and Chief Financial Officer

PURCHASER:

FILLPOINT LLC

By:	/s/ Glenn Rockwood
Name:	Glenn Rockwood
Its:	President

As to Articles 4 and 8, only

STOCKHOLDER:

HANDLEMAN COMPANY

By:	/s/ Rozanne Kokko
Name:	Rozanne Kokko
Its:	Secretary and Chief Financial Officer